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EXHIBIT 99.1

              BENTLEY COMMUNICATIONS CORP. SIGNS EXCLUSIVE LICENSE
                 FOR CRUMP BARTER SYSTEMS, INC. BUSINESS METHODS

LOS ANGELES, CA, November 13 -- Bentley Communications Corp. has signed an exclusive license for the Crump Barter Systems, Inc. business methods, rather than acquire it through an asset purchase as originally planned. This will enable Bentley to expedite setting up a wholly owned barter and trade network subsidiary, managed by Joe Crump.

"When difficulties arouse in obtaining the necessary financial statements," said Gordon Lee, Bentley chairman and CEO, "rather than delay the implementation of our online network of independent barter and trade exchanges, scheduled to begin next month, we mutually decided to cancel the asset purchase agreement and move rapidly forward to license the business methods of Crump Barter."

"We feel, as do many knowledgeable barter professionals, that Crump Barter, with its network of 180 local barter exchanges and approximately 50,000 merchant members that trade through them," continued Mr. Lee, Bentley's chairman and CEO. "When we couple it with the resources we will provide, we are poised for extraordinary growth. Most important, we will be getting the Crump Barter team's expertise, and Joe Crump, one of the most highly regarded executives in the industry, to manage our barter operations."

"A distinctive characteristic of the barter industry, is the multitude of local and regional barter exchanges throughout the U.S. and Canada that provide valuable intermediary services to the companies engaged in barter," said Mr. Lee. "A great many of them are already part of Crump Barter Systems. We want to empower these individual exchanges with our forthcoming state of the art, user-friendly, online system that will allow for integrated real-time transaction processing a variety of currencies and payment methods."

"By joining with Bentley,' said Mr. Crump, "we will have the resources to rapidly increase the size of our network, better assist our local exchanges to profitably grow and encourage our member companies to use our barter system on a regular and expanding basis. Our considerable experience with all aspects of barter software packages, systems and procedures, will be of great value to launching Bentley's new online barter exchange"

ABOUT CRUMP BARTER SYSTEMS, INC.

Crump's growing membership of 180 local barter exchanges and about 50,000 members that trade through them, represents approximately 30 percent of the barter exchanges in the USA and 50 percent of those in Canada. It was founded in 1998 to bring efficiencies to the barter industry by providing a clearinghouse through which members of different barter exchanges worldwide can make available each other's inventory and services and trade seamlessly with one another.


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ABOUT BENTLEY COMMUNICATIONS CORPORATION:

Bentley Communications Corp. is a business-to-business, Internet e-commerce company that seeks to establish a new marketplace and distribution channel for worldwide barter and trade. Bentley is working towards becoming the online "market maker" for the barter industry -- a neutral intermediary that brings together fragmented multiple groups of buyers and sellers online. Through the development of a seamlessly integrated family of online barter services, it envisions that most barter transactions can be handled in real time, with proprietary software. Bentley intends to serve as a clearinghouse for barter trades for fortune 500 trading partners, scores of existing retail barter exchanges that serve companies of all sizes, corporate barter companies that serve large multinational corporations, trade associations and their member companies, as well as media and travel agencies.

FORWARD-LOOKING STATEMENTS:

With the exception of historical information, this news release and accompanying information may include forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those anticipated as a result of various risks. There are numerous factors that could contribute to such differences, therefore such projected events and anticipated results are not warranties or guaranties that such events will occur or that the Company will achieve such results. For more information about this corporation and risks involved in the investment of their publicly traded shares, please see the company's website(s), and/or documents filed with the SEC, which are easily accessible in the EDGAR database system.

CONTACTS:

Bentley Communications Corporation
Gordon Lee, 310-445-2599
email: lee@bentleycommunications.com
Websites: www.bentleyCommunications.com